Exhibit 10.2
OMNIBUS AMENDMENT
TO INSMED INCORPORATED INCENTIVE AWARDS
AND INDUCEMENT AWARDS

May 8, 2024

WHEREAS, Insmed Incorporated (the “Company”) sponsors and maintains the Insmed Incorporated 2013 Incentive Plan, the Insmed Incorporated 2015 Incentive Plan, the Insmed Incorporated 2017 Incentive Plan and the Insmed Incorporated Amended and Restated 2019 Incentive Plan (each, a “Plan” and together, the “Plans”);

WHEREAS, the Company has granted certain stock option awards as an inducement material to a participant’s entry into employment with the Company or a subsidiary of the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (“Inducement Awards”);

WHEREAS, the Company desires to provide for the accelerated vesting of outstanding restricted stock units (“RSU Award”) and outstanding non-qualified stock options (“Options”) granted under the Plans as well as outstanding Inducement Awards in the event of a termination of employment or service with the Company and its affiliates due to death or a qualifying disability;

WHEREAS, each Plan authorizes the Compensation Committee of the Board of Directors of the Company (the “Committee”) to amend any agreement or other document evidencing an award made under a Plan in accordance with the terms and conditions of such Plan.

NOW, THEREFORE, the award agreements for Options, RSU Awards, and Inducement Awards are hereby amended as follows, effective as of the date hereof (the “Amendment Effective Date”):

1.Each award agreement evidencing the grant of an Option to an optionholder under a Plan and each Inducement Award shall be amended such that:

a.If the optionholder’s employment or service with the Company and its affiliates terminates on or after the Amendment Effective Date and prior to the expiration of the Option or Inducement Award (as applicable) on account of the optionholder’s death or the optionholder becoming permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code then any unvested portion of such Option or Inducement Award shall immediately become vested and exercisable on the optionholder’s termination date; and

b.Any Options and Inducement Awards that become vested and exercisable pursuant to the foregoing paragraph 1.a. may be exercised by the optionholder (or, in the case of the optionholder’s death, the optionholder’s estate or the person(s)

to whom the optionholder’s rights under the Option or Inducement Award shall pass by will or the laws of descent and distribution) during the post-termination exercise period following a termination due to death or disability (as applicable) set forth in such award agreement.

2.Each award agreement evidencing the grant of an RSU Award to a grantee under a Plan shall be amended such that:

a.If the grantee’s employment or service with the Company and its affiliates terminates on or after the Amendment Effective Date on account of the grantee’s death or the grantee becoming permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code, then any unvested portion of such RSU Award shall immediately become vested on the grantee’s termination date; and

b.Any restricted stock units that become vested pursuant to the foregoing paragraph 2.a. shall be settled as soon as practicable (but in no event later than 30 days) following the grantee’s termination date.

3.This Omnibus Amendment shall be and is hereby incorporated in, and forms a part of, each award agreement evidencing the grant of an Option, RSU Award, or Inducement Award. All other terms and provisions of the Options, RSU Awards, and Inducement Awards shall remain unchanged except as specifically modified by this Omnibus Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the foregoing Omnibus Amendment was duly adopted by the Committee.

INSMED INCORPORATED

By: /s/ Michael A. Smith
Name: Michael A. Smith
Title: Chief Legal Officer
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